EXHIBIT 10.2



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MODIFYING  AGREEMENT  SUBSCRIBED BY A) MR. GASPAR ALARCON LARA PER HIS OWN RIGHT
AND   REPRESENTING  MR.  MIGUEL  ANGEL  ALARCON  REQUEJO  (THE  VENDOR)  AND  B)
CORPORACION AMERMIN, S.A. DE C.V., REPRESENTED IN THIS ACT BY MR. RAMIRO TREVIZO LEDEZMA (THE PURCHASER), JOINTLY NAMED AS THE PARTIES AS PER THE FOLLOWING CLAUSES, DECLARATIONS AND PREVIOUS CONTENTS:

                                PREVIOUS CONTENTS


I. On October 7th 2006 Parties subscribed a Sales-Purchase Contract of Rights derived from Mining Concession Titles (The Contract), by virtue of which The Vendor transmitted the ownership of the Mining Rights derived from the Titles numbered 204,518, 222,489 and 208,524 and corresponding to the lots named "Don Roman", "Santa Lucia" and "Maria Lourdes" respectively, receiving in exchange by The Purchaser the price of $869,565.21 US Dollars (Eight hundred and sixty nine thousand, five hundred and sixty five Dollars 21/000 in American Cy.), plus the corresponding Added Value Tax (IVA), that is to say: $1'000,000.00 US Dollars (One million Dollars 00/000 in American Cy.), same that would be surrendered in partial payments as per a scheduled amortization's calendar described in the Third Clause of The Contract. An ordinary copy of such a document is attached to this present instrument as Attachment I;

II. Of before stated price, The Purchaser surrender on October 7th 2006 and in favor of The Vendor, the amount of $54,347.82 USD (Fifty four thousand and three hundred and forty seven Dollars 82/ 000 in American Cy.) plus the corresponding Added Value Tax (IVA), that to say, a total amount of $62,500.00 USD (Sixty two thousand and five hundred Dollars 00/000 in American Cy.), amount that The Vendor received entirely to his satisfaction as down payment.

III. In days past, Parties agreed to Purchaser's offer of paying in advance the total amount of the price agreed upon in The Contract and that said price be reduced to the amount of $521,739.13 USD (Five hundred and twenty one thousand and seven hundred and thirty nine Dollars 13/000 in American Cy.), plus the corresponding Added Value Tax (IVA) and consequently enforcing a discount on account of prompt payment of $347,826.08 USD (Three hundred and forty seven thousand and eight hundred and twenty six 08/000 in American Cy.), and:

IV. Derived from the previous, Parties decided to subscribe this present agreement with the purpose in mind of modifying the content of The Contract per their own interests and for whatever other legal effects that may occur.

                                  DECLARATIONS

I. The Vendor declares per his own right and representing Mr. Miguel Angel Alarcon, under oath of stating the truth, that:

1. To be of Mexican nationality, of age, unimpaired in his mental and physical faculties and endowed with the necessary and satisfactory capacity to subscribe this present contract;

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2. That he has the necessary capacity to represent Mr. Miguel Angel Alarcon as witnessed in the General Power for Litigation and Collection, Administration Acts and of Dominion as granted of the 2nd August 1990 before the testimony of Maximiano A. Gomez Montoya, Public Notary number 47 of the city of Los Mochis, Municipality of Ahome, State of Sinaloa, and same Power that to date has not been limited, restrained, suspended or revoked;

3. That he is duly inscribed in the Federal Taxpayers Registry and is current to date in his income tax payments and other contributions that have corresponded to him;

4. That the person he represents, Mr. Miguel Angel Alarcon Requejo, is likewise duly inscribed in the Federal Taxpayers Registry and is to date current in his income tax payments and other contributions that have corresponded to him, and;

5. That he freely and willingly subscribes this present agreement with the purpose of modifying the terms of The Contract in order to receive on this same date the respective total payment from The Purchaser.

II. The Purchaser declares, through his legal representative and under oath of stating the truth, that:

1. It is a Mexican mercantile society, specifically and Anonymous Society of Variable Amounts of Capital, duly established and operating as per Public Writ number 9,311, granted on the 9th August 1995 before the testimony of Jose R. Miller Hermosillo, Notary Public number 2 of the Morelos Judicial District of the State of Chihuahua, instrument duly inscribed in the Public Registry of Property and Commerce of said Judicial District under electronic mercantile folio number 21164*10;

2. That it enjoys faculties and is empowered with the necessary and satisfactory mandates in order to subscribe this present contract as confirmed in the document previously mentioned in numeral 1, and same that has not been limited, restrained, suspended or otherwise revoked to date;

3. That it is solvent and economically capable to subscribe and comply to this present agreement;

4. That it is duly inscribed in the Federal Taxpayers Registry and current to date in its income tax payments and other contributions that have corresponded to it, and;

5. That it is the free will of its organization's body to subscribe this present agreement with the purpose of modifying the terms of The Contract in order to surrender to The Vendor the total of the remaining price still pending.

III. Both Parties declare that, per their own rights or through their respective legal representatives, under oath of stating the truth, they assist to the subscription of this present agreement in good faith, without guile, ill intent, flaws, harm and free of any other vitiation in their consent, and being their purpose to commit themselves to the following:


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                                     CLAUSES

FIRST. MODIFICATION. Parties expressly agree that, it being in effect as of the date of this present document, the Clauses in The Contract indicated following be modified in order to be edited as follows:

"SECOND". - The price for the arraignment of the Title Holding of Rights granted by the Mining Concessions, matter of this present instrument, will be the amount of $521,739.13 USD (Five hundred and twenty one thousand, seven hundred and thirty nine 13/000 in American Cy.) plus the corresponding Added Value Tax
(IVA), that is to say, the total amount of $600,000.00 USD (Six hundred thousand in American Cy.)

"THIRD". - The Purchaser commits himself to pay the price agreed with his counterpart in two exhibitions: 1. First, by means of a down payment settled at $54,347.82 USD (Fifty four thousand three hundred and forty seven 82/000 in American Cy.), plus the corresponding Added Value Tax (IVA), that is to say, a total amount of $62,500.00 USD (Sixty two thousand and five hundred 00/000 in American Cy.), payable upon this date, and; 2. The second payment for the balance, that is to say, the amount of $467,391.30 USD (Four hundred sixty seven thousand, three hundred and ninety one 30/000 in American Cy.), plus the corresponding Added Value Tax (IVA), that to say, the total amount of $537,500.00 USD (Five hundred and thirty seven thousand, and five hundred 00/000 in American Cy.), at the latest on the 15th January 2007.

SECOND. SUBSISTENCE OF THE CONTRACT. Parties expressly agree that the modifications agreed upon in the above mentioned Clause will not harm in any manner whatsoever the validity, terms, conditions and execution of the balance of the clauses in The Contract.

THIRD. CONFIDENTIALITY. The Parties commit themselves expressly to keep in confidence the totality of past, present and future information related to this instrument, and same conditions will be applicable should it be disclosed to any person either as an individual or a corporation.

The Party recipient of confidential information must limit the access to same to its representatives or employees who, either by a reasonable or justified cause, should request access to such information. In such cases, the Parties must oblige such personnel to confidentiality in solidarity to the obligations of confidentiality agreed upon should confidential information be revealed to them.

For the purposes of this present clause, the following will not be considered confidential information: 1. Information legitimately known and obtained by the receiving Party prior to the subscription of this agreement; 2. Information considered to date or in the future as public domain, if an ever such consideration does not stem from a non compliance by any of the Parties to the stipulations in this clause, or; 3) Information that must be disclosed per instructions of Law through an administrative or judicial mandate by competent authorities, including the one The Purchaser should reveal to the public in general abiding to the principles of transparency prevalent in Stock exchange operations, either in the United States of Mexico as in any other State.


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Parties agree that the current status of the obligations contracted by virtue of this present clause will subsist indefinitely even after the end of this instrument's duration.

In the event of non compliance, the Parties expressly reserve to themselves actions that by right of law correspond to them, both judicially and administratively in order to claim indemnity due to harm and injury, as well as the application of sanctions that may be due.

FOURTH. ADDRESSES AND TELEPHONES. Parties agree that, for anything related to the execution and compliance to the terms and conditions of this present instrument, as well as for notices, summons and other type of communications related to same, they state their addresses and telephones where they can be reached:

      The Vendor                          The Purchaser

Calle Ninos Heroes 225 Nte                Calle Ankara 1800
Col. Centro                               Col. Mirador
CP 81200, Los Mochis                      CP 31270 Chihuahua
Estado de Sinaloa                         Estado de Chihuahua

FIFTH. PERSONS TO CONTACT. Parties agree that all announcements, notifications or communiques required to be given between them derived from the terms and conditions of this present instrument, must be addressed indistinctly to the following persons:

      The Vendor                                The Purchaser

      Gaspar Alarcon Lara                       Ramiro Trevizo Ledezma

SIXTH. TOTAL OF CONTRACT. Parties accept that this present agreement, including The Contract as well as its Attachment and an integral part of same, contains the whole of the agreements between them related to their object, and leave without effect any information, negotiations, correspondence, commitments and communication developed previously between them, either in writing or verbal.

SEVENTH. INDEPENDENCE OF CLAUSES. In the event that one of the clauses of this present instrument is declared invalid by competent authorities, the remaining clauses of the content in same will still hold valid and will not be affected by the corresponding resolution in any way whatsoever.

EIGHTH. APPLICABLE LAW. This present instrument will abide and will be interpreted by the prescriptions of the Mining Law, the Code of Commerce and the Federal Civil Code among other legal and current applicable dispositions.

NINETH. JURISDICTION. Parties expressly agree that any controversy arising in regards to the interpretation and execution of this present agreement will be submitted to the jurisdiction of the Common Courts of Law of the Morelos Judicial District, at the city of Chihuahua, State of Chihuahua, thus renouncing as of this moment to any other jurisdiction that might correspond to them by reason of their current or future addresses or by any other circumstance.

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However, Parties will demonstrate their best of good will in order to solve, in common, any foreseeable discrepancy that might arise in the future on specific technical problems in character and in administration.

THIS PRESENT AGREEMENT HAVING BEEN READ BY BOTH PARTIES AND IN THE KNOWLEDGE OF ITS CONTENT AND LEGAL REACH, SIGN IT IN CONFORMITY IN DUPLICATE IN THE CITY OF CHIHUAHUA, STATE OF CHIHUAHUA, ON THE EIGHTH JANUARY TWO THOUSAND AND SEVEN.

      The Vendor                       The Purchaser


      Gaspar Alarcon Lara              Corporacion Amermin, S.A. de C.V.

      Per his right and representing   Represented in this act by
      LEDEZMA MIGUEL ANGEL             RAMIRO TREVIZO
      ALARCON REQUEJO



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                                  Attachment I

Ordinary copy of the Sales-Purchase Contract of Rights derived from the Mining Concession Titles, celebrated on the 7th October 2006 between Gaspar Alarcon Lara and Miguel Angel Alarcon Requejo, as Vendors, as Corporacion Amermin, S.A. de C.V., as Purchaser.












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